Exhibit 99.1

Simulations Plus Reports First Quarter Fiscal 2023 Financial Results

Total revenue of $12 million; Diluted Earnings Per Share (EPS) of $0.06; Both in line with fiscal 2023 guidance and Q1 expectations for revenue seasonality shift
Provides capital allocation strategy update focusing on corporate development activities, $50 million share repurchase program, and internal investment

LANCASTER, CA, January 4, 2023 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and services for pharmaceutical safety and efficacy, today reported financial results for its first quarter of fiscal 2023, ended November 30, 2022.

Shawn O’Connor, chief executive officer of Simulations Plus, said, “Despite a $0.3 million FX negative impact on our revenue, our first quarter results were in line with the new seasonal expectations we introduced on our last earnings call in November. At the time, we said we were taking deliberate actions to align software renewal timing for diverse groups and products within each customer, which we expected to impact our first quarter revenue seasonality while boosting our second through fourth quarter results. We also said some new sales were expected to push into our second quarter to align with customers’ new calendar year budgets. The renewal patterns are progressing as expected and we signed 15 new customers across our software portfolio and saw 15 upsells in the first quarter, the latter indicating our cross-selling strategy is working.

“I was also encouraged that our services business generated strong quarterly results, growing by nearly 17% while building our backlog to nearly $16 million. Our pipeline here remains strong, and we were also able to bring on several new consultants during the quarter to help satisfy the strong demand for our services.”

First Quarter Financial Highlights (Fiscal 2023 vs. Fiscal 2022):
•Total revenue decreased 4% to $12.0 million;
•Software revenue decreased 17% to $6.1 million, representing 51% of total revenue;
•Services revenue increased 17% to $5.9 million, representing 49% of total revenue;
•Gross profit decreased 4% to $9.3 million; gross margin was 78%;
•Net income of $1.2 million and diluted EPS of $0.06, compared to net income of $3.0 million and diluted EPS of $0.15;
•Adjusted EBITDA of $3.0 million, representing 25% of total revenue.

Capital Allocation Strategy Update

The Company is providing an update to its capital allocation strategy, including corporate development, capital return to shareholders, and internal investment.
1.Evolving the corporate development strategy to include strategic investments and partnerships
In August 2020, the Company sold 2.1 million shares of its common stock at $55 per share in a follow-on public offering, for net proceeds of $108 million for strategic acquisitions. Highly disciplined acquisitions have historically been the focus for the Company’s corporate development strategy. Since August 2020, management identified more than 60 candidates that initially met the Company’s acquisition criteria, which includes strategic and cultural fit, immediate EPS accretion and attractive valuations. Company management engaged in discussions with many of these candidates, and while ongoing communications continue with certain identified targets, none have resulted in an acquisition to date. While acquisitions will remain the top priority for inorganic growth, the Company is now expanding its corporate development strategy to allow for strategic investments and partnerships with companies that could lead to software and services portfolio innovation, increased leadership in computational biology, Total Addressable Market (TAM) expansion, and become potential future acquisitions. This change is expected to allow the Company to target a wider network of relevant companies with the goal of gaining access to leading edge trends and technologies in biosimulation or adjacent markets that were previously not considered.
2.Returning capital to shareholders through a $50 million share repurchase program
While corporate development remains a key focus for the Company, management believes acquisitions can be achieved with less capital than raised in August 2020. As such, the Board of Directors has authorized a share repurchase program allowing the Company to repurchase up to $50 million of its outstanding common shares. No time limit was set for the completion of the share repurchase program, and the stock repurchase program may be modified, extended, suspended or discontinued at any time, in the sole discretion of the Company. The exact number and timing of share repurchases will depend on market conditions, applicable legal requirements and other factors, and will be funded through available cash balances.
As part of its ongoing commitment to drive shareholder value, the Company further announced that its Board of Directors has authorized it to enter into an accelerated share repurchase (ASR) transaction as part of the new share repurchase program. The Company is currently in discussions with potential brokers to administer the ASR, and intends to enter into an ASR transaction during the second quarter of fiscal 2023 for the repurchase of $20 million of its outstanding common shares leaving $30 million available for additional share repurchases under the repurchase program. Company management believes acquisitions can still be achieved with the remaining funds on hand after the repurchase program has been completed, plus free cash flow generated by the Company.
3.Continuing internal investment to drive revenue growth, increase efficiencies and lower costs
The company intends to continue to invest in scientific employee retention and recruiting and selectively add new headcount (sales and marketing) and technology.
Fiscal 2023 Guidance and Commentary

	Fiscal 2023 Guidance	Annual Increase
Revenue	$59.3M - 62.0M	10-15%
Software mix	60-65%	-
Services mix	35-40%	-
Diluted earnings per share	$0.63-$0.67	5-10%

“We believe we remain on-pace to achieve our full-year guidance of 10-15% organic revenue growth and 5-10% diluted EPS growth. As previously communicated, this will be a year of transition as we invest in our organization and streamline our software renewal process to facilitate even higher rates of cross-selling. From a full-year perspective, we expect to maintain high gross margins and robust renewal rates in the face of these changes, while the operating leverage inherent in our business is expected to be temporarily reduced.

“We’re also introducing a meaningful share repurchase authorization that gives us the ability to re-acquire outstanding shares of our common stock at a discount to our August 2020 offering price. We believe these actions will set the groundwork for continued low to mid-teens organic long-term revenue growth rates, drive even higher profit growth rates and free cash flow, and create significant value in the years to come,” concluded O’Connor.

Quarterly Dividend
The company’s Board of Directors declared a cash dividend of $0.06 per share of the company’s common stock, payable on February 6, 2023, to shareholders of record as of January 30, 2023. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Environmental, Social, and Governance (ESG)
We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our ESG Report.

Webcast and Conference Call Details
Shawn O’Connor, chief executive officer, and Will Frederick, chief financial officer, will host a conference call and webcast today at 5 p.m. Eastern Standard Time to discuss details of the company’s performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definition
Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, and any acquisition or financial transaction-related expenses. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. The company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items.

About Simulations Plus
Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements
Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the company, market conditions, our ability to identify and enter into a definitive agreement with a broker to administer the share repurchase plan authorized by our Board, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:
Brian Siegel, IRC, MBA
Senior Managing Director
Hayden IR
346-396-8696
brian@haydenir.com

Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

--Tables follow—

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended November 30,
(in thousands, except per common share amounts)	2022	2021
Revenues
Software	$6,074	$7,362
Services	5,890	5,055
Total revenues	11,964	12,417
Cost of revenues
Software	885	735
Services	1,786	2,021
Total cost of revenues	2,671	2,756
Gross profit	9,293	9,661
Operating expenses
Research and development	1,166	882
Selling, general, and administrative	7,249	4,988
Total operating expenses	8,415	5,870

Income from operations	878	3,791

Other income, net	740	65

Income before income taxes	1,618	3,856
Provision for income taxes	(373)	(830)
Net income	$1,245	$3,026

Earnings per share
Basic	$0.06	$0.15
Diluted	$0.06	$0.15

Weighted-average common shares outstanding
Basic	20,286	20,150
Diluted	20,825	20,746

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	53	(237)
Comprehensive income	$1,298	$2,789

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(in thousands, except share and per share amounts)	November 30, 2022	August 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$49,392	$51,567
Accounts receivable, net of allowance for doubtful accounts of $12 and $12	11,699	13,787
Prepaid income taxes	992	1,391
Prepaid expenses and other current assets	4,512	3,377
Short-term investments	82,139	76,668
Total current assets	148,734	146,790
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $16,060 and $15,672	10,070	9,563
Property and equipment, net	682	632
Operating lease right-of-use assets	1,305	1,420
Intellectual property, net of accumulated amortization of $8,201 and $7,928	8,709	9,057
Other intangible assets, net of accumulated amortization of $1,691 and $2,662	7,470	7,560
Goodwill	12,921	12,921
Other assets	570	439
Total assets	$190,461	$188,382
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$238	$225
Accrued compensation	2,379	3,254
Accrued expenses	1,910	931
Operating lease liability - current portion	448	461
Deferred revenue	3,064	2,864
Total current liabilities	8,039	7,735
Long-term liabilities
Deferred income taxes, net	1,456	1,456
Operating lease liability	844	943
Total liabilities	10,339	10,134
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value - 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 20,313,755 and 20,260,070 shares issued and outstanding	140,306	138,512
Retained earnings	40,071	40,044
Accumulated other comprehensive loss	(255)	(308)
Total shareholders' equity	180,122	178,248
Total liabilities and shareholders' equity	$190,461	$188,382

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

(in millions except earnings per share amounts)	FY 2022				FY 2023	2022
	Q1	Q2	Q3	Q4	Q1	FY
Revenue
Software	$7.4	$9.8	$9.6	$5.9	$6.1	$32.7
Services	5.0	5.0	5.3	5.8	5.9	21.2
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$53.9

Gross Margin
Software	90.0%	92.0%	92.4%	86.1%	85.4%	90.6%
Services	60.0%	59.3%	65.6%	68.2%	69.7%	63.5%
Total	77.8%	80.9%	82.9%	77.2%	77.7%	79.9%

Income from operations	$3.8	$5.5	$4.9	$0.7	$0.9	$14.9
Operating Margin	30.6%	37.0%	33.1%	5.9%	7.3%	27.7%
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$12.5
Diluted Earnings Per Share	$0.15	$0.21	$0.20	$0.05	$0.06	$0.60
Adjusted EBITDA	$5.3	$7.2	$6.3	$2.3	$3.0	$21.0
Cash Flow from Operations	$3.6	$2.6	$3.8	$7.9	$4.7	$17.9

Revenue Breakdown by Region
Americas	$8.5	$9.7	$11.2	$8.4	$8.5	$37.7
EMEA	3.0	3.7	1.9	1.7	2.1	10.4
Asia Pacific	0.9	1.4	1.9	1.6	1.3	5.8
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$53.9

Software Performance Metrics
Average Revenue per Customer (in 000s)
Commercial	$71.0	$101.0	$95.0	$65.0	$68.0

Services Performance Metrics
Backlog	$15.4	$17.0	$16.7	$15.9	$15.8

*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income*
(Unaudited)

	FY 2022				FY 2023	2022
(in millions)	Q1	Q2	Q3	Q4	Q1	FY
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$12.5
Excluding:
Interest income and expense, net	(0.1)	(0.1)	(0.1)	(0.4)	(0.8)	(0.7)
Provision for income taxes	0.8	1.1	0.7	(0.1)	0.4	2.6
Depreciation and amortization	0.8	1.0	0.9	0.9	0.9	3.6
Stock-based compensation	0.6	0.7	0.7	0.7	0.9	2.7
Mergers & Acquisitions expense	—	—	—	0.3	0.3	0.3
Adjusted EBITDA	$5.3	$7.2	$6.3	$2.3	$3.0	$21.0
*Numbers may not add due to rounding